EXHIBIT 10.1

AMENDMENT NO. 4 TO CREDIT AGREEMENT

This Amendment No. 4 to Credit Agreement (this "Amendment") dated as of November 19, 2013, is made by and between j2 Global, Inc., formerly known as j2 Global Communications, Inc., a Delaware corporation ("Borrower"), and Union Bank, N.A., a national banking association ("Bank").

RECITALS

This Amendment is made with reference to the following facts:

A.           Borrower and Bank have entered into that certain Credit Agreement dated as of January 5, 2009 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement").  Capitalized terms used herein and not otherwise defined shall have the meanings set forth for such terms in the Credit Agreement.

B.           Borrower has requested that Bank make certain amendments to the Credit Agreement.

C.           Subject to the terms and conditions set forth herein, Borrower and Bank have agreed to amend the Credit Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and benefits contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower and Bank agree as follows:

1.   AMENDMENTS OF CREDIT AGREEMENT

1.1 Section 1.1 (Definitions).

(a) The following definition of "Leverage Ratio" is added to Section 1.1 of the Credit Agreement:

"Leverage Ratio" shall mean, as of the last day of any fiscal quarter of Borrower, the ratio of (a) Indebtedness of Borrower and its Subsidiaries as of such date to (b) EBITDA of Borrower and its Subsidiaries for the four fiscal quarter period ending on such date.

(b) The following definition of "Unused Line Fee" is added to Section 1.1 of the Credit Agreement:

"Unused Line Fee" shall mean the fee payable pursuant to Section 2.7(a) of this Agreement at the applicable percentage per annum set forth below based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by Bank:

Pricing Level	Leverage Ratio	"Unused Line Fee"
1	≥ 1.75:1.00	0.30%
2	≥ 1.50:1.00 but < 1.75:1.00	0.25%
3	< 1.50:1.00	0.25%

Any increase or decrease in the Unused Line Fee resulting from a change in the Leverage Ratio shall become effective commencing on the 2nd Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.4(c) of this Agreement.

(c) The definition of "Net Worth" is deleted from Section 1.1 of the Credit Agreement.

(d) The definition of "EBITDA" in Section 1.1 of the Credit Agreement is amended and restated to read as follows:

"EBITDA" shall mean, for any period of determination, with respect to Borrower and its Subsidiaries, (a) the net income of Borrower and its Subsidiaries for such period (provided that, in the calculation of net income, (x) non-cash items and non-recurring losses (to the extent reducing net income) shall be added back and (y) non-cash items and non-recurring gains (to the extent increasing net income) shall be subtracted), plus (b) interest expense of Borrower and its Subsidiaries for such period, plus (c) the aggregate amount of federal and state taxes on or measured by income of Borrower and its Subsidiaries for such period (whether or not payable during such period), plus (d) depreciation and amortization expense of Borrower and its Subsidiaries for such period, in each case as determined in accordance with GAAP, plus (e) in the event that a Permitted Acquisition has occurred during the period of determination, EBITDA of the entity acquired in such Permitted Acquisition, determined in accordance with the foregoing definition as if such acquired entity had been a Subsidiary of Borrower since the first day of such period.

(e) The definition of "Permitted Acquisition" in Section 1.1 of the Credit Agreement is amended and restated to read as follows:

"Permitted Acquisition" shall mean any Acquisition by Borrower or any of its Subsidiaries (as applicable, the "acquiror") of another Person, or the business or assets of such Person, engaged in a line of business comparable or complementary to the Business (the "target"), provided that: (a) no Default or Event of Default shall exist at the time of such Acquisition or occur after giving effect to such Acquisition; (b) such Acquisition shall have been approved by the board of directors or the owners of the target; (c) with respect to any Acquisition involving a purchase price which exceeds an amount equal to ten percent (10%)

of the consolidated total assets of Borrower as of the last day of the fiscal year most recently ended, the pro-forma balance sheets as of the date of such Acquisition and the projections for the four (4) fiscal quarters immediately following the date of such Acquisition (including pro-forma financial covenants), which shall be provided by Borrower to Bank in connection with such Acquisition, shall have demonstrated that, after giving effect to such Acquisition, Borrower would be and would remain in compliance with the financial covenants set forth in Sections 6.11 and 6.12, inclusive, of this Agreement; (d) the consideration paid by any acquiror in connection with any single Acquisition (which for these purposes shall be limited to the aggregate amount of cash paid and Indebtedness assumed by such acquiror in connection with such Acquisition) made during any single fiscal year shall not exceed One Hundred Million Dollars ($100,000,000); and (e) the aggregate consideration paid by acquirors in connection with all of such Acquisitions (which for these purposes shall be limited to the aggregate amount of cash paid and Indebtedness assumed by such acquirors in connection with such Acquisitions) made during any single fiscal year shall not exceed (together with the aggregate amount of Strategic Advances made during such fiscal year) Two Hundred Million Dollars ($200,000,000).

(f) The definition of "Material Disposition" is hereby amended and restated in its entirety to read as follows:

"Material Disposition" shall mean a Disposition by Borrower or any Subsidiary (other than an "Unrestricted Subsidiary" as defined in the Senior Notes Indenture and any Subsidiaries of any such Unrestricted Subsidiary) of a line of business that (a) generated EBITDA for the fiscal year then most recently ended in excess of fifteen percent (15%) of Borrower's consolidated EBITDA for such fiscal year or (b) holds assets in excess of fifteen percent (15%) of the total assets of Borrower and its Subsidiaries on a consolidated basis as of the end of the fiscal year most recently ended

(g) The definition of "Permitted Indebtedness" is hereby amended by replacing, in each of clauses (d), (e), and (h) thereof, the words "Five Million Dollars ($5,000,000)" with the words "Seven Million Five Hundred Thousand Dollars ($7,500,000)”.

(h) The definition of "Revolving Credit Commitment Termination Date" in Section 1.1 of the Credit Agreement is amended and restated to read as follows:

"Revolving Credit Commitment Termination Date" shall mean November 14, 2016.

(i) The definition of "Significant Domestic Subsidiary" in Section 1.1 of the Credit Agreement is amended and restated to read as follows:

"Significant Domestic Subsidiary" means a Domestic Subsidiary (excluding any "Unrestricted Subsidiary" as defined in the Senior Notes Indenture and any Subsidiaries of any such Unrestricted Subsidiary) that (a) has total assets in excess of 4% of the total consolidated assets of Borrower and its "Restricted Subsidiaries" (as defined in the Senior Notes Indenture) as of the end of the most recent fiscal quarter of Borrower or (b) has EBITDA (on a standalone basis) that exceeds 4% of EBITDA of Borrower and its "Restricted Subsidiaries" (as defined in the Senior Notes Indenture) for the period of four consecutive fiscal quarters of Borrower most recently ended; provided that no Domestic Subsidiary (excluding any "Unrestricted Subsidiary" as defined in the Senior Notes Indenture and any Subsidiaries of any such Unrestricted Subsidiary) shall fail to be designated as a Significant Domestic Subsidiary if such Subsidiary, together with all other Domestic Subsidiaries (excluding any "Unrestricted Subsidiary" as defined in the Senior Notes Indenture and any Subsidiaries of any such Unrestricted Subsidiary) that are otherwise not deemed to be Significant Domestic Subsidiaries would represent, in the aggregate (x) 8% or more of the total consolidated assets of Borrower and its "Restricted Subsidiaries" (as defined in the Senior Notes Indenture) at the end of the most recently ended fiscal year of Borrower or (y) 8% or more of EBITDA of Borrower and its "Restricted Subsidiaries" (as defined in the Senior Notes Indenture) for the most recently ended period of four consecutive fiscal quarters of Borrower, in each case, based upon the most recent financial statements required to be delivered pursuant to this Agreement.  If at any date of determination, Borrower's non-Guarantor Domestic Subsidiaries (excluding any "Unrestricted Subsidiary" as defined in the Senior Notes Indenture and any Subsidiaries of any such Unrestricted Subsidiary) would represent, in the aggregate, more than 8% of total consolidated assets of Borrower and its "Restricted Subsidiaries" (as defined in the Senior Notes Indenture) or 8% of EBITDA of Borrower and its "Restricted Subsidiaries" (as defined in the Senior Notes Indenture), then Borrower shall cause one or more of such non-Guarantor Domestic Subsidiaries (the selection thereof to be at Borrower's discretion) to execute and deliver a Guaranty to Bank in accordance with Section 5.11 hereof such that, after giving effect thereto, the remaining non-Guarantor Domestic Subsidiaries (excluding any "Unrestricted Subsidiary" as defined in the Senior Notes Indenture and any Subsidiaries of any such Unrestricted Subsidiary) would represent less than 8% of such total assets and less than 8% of such EBITDA and otherwise not constitute Significant Domestic Subsidiaries  The Significant Domestic Subsidiaries as of the effective date of this Agreement are identified on Exhibit A annexed hereto.

(j) The definition of "Strategic Advance" in Section 1.1 of the Credit Agreement is amended and restated to read as follows:

"Strategic Advance" shall mean any loan or advance to, or minority investment in a Strategic Business made during any fiscal year which (a) does not exceed One Hundred Million Dollars ($100,000,000) and (b) when aggregated with other such loans, advances or minority investments and with the aggregate amount of cash paid and Indebtedness assumed in connection with Permitted Acquisitions during such fiscal year does not exceed Two Hundred Million Dollars ($200,000,000).

1.2 Section 2.7(a) (Fees).  Section 2.7(a) of the Credit Agreement is amended and restated to read as follows:

(a)  On the first day of each calendar quarter and on the date of termination of the Revolving Credit Commitment and this Agreement, Borrower shall pay to Bank a fee in an amount equal to the applicable Unused Line Fee (as provided in the definition of such term) times the result of (i) the amount of the Revolving Credit Commitment less (ii) the average daily balance of outstanding Revolving Loans plus Letter of Credit Usage during the immediately preceding quarter (or portion thereof).

1.3 Section 5.4(c) (Compliance Certificate; Internally Prepared Balance Sheets).  Section 5.4(c) of the Credit Agreement is amended and restated to read as follows:

(c)  Compliance Certificate; Internally Prepared Balance Sheets.  Contemporaneously with the furnishing of each of the Financial Statements required pursuant to subsections (a) and (b) of this Section 5.4, internally prepared balance sheets showing assets and liabilities of Borrower and each of its Subsidiaries and a Compliance Certificate (i) setting forth in reasonable detail the calculations required to establish that Borrower was in compliance with the financial covenants set forth in Section 6.11 and Section 6.12, inclusive, hereof during the period covered by such Financial Statements and (ii) stating that, except as explained in reasonable detail in such Compliance Certificate, (A) all of the representations, warranties and covenants of Borrower contained in this Agreement and the other Loan Documents to which Borrower is a party are correct and complete as at the date of such Compliance Certificate, except for those representations and warranties which relate to a particular date and (B) no Default or Event of Default then exists or existed during the period covered by such Financial Statements.  If such Compliance Certificate discloses that a representation or warranty is not correct or complete, that a financial covenant has not been complied with, or that a Default or Event of Default exists or existed, such Compliance Certificate shall set forth the action, if any, that Borrower has taken or proposes to take with respect thereto;

1.4 Section 6.11 (EBITDA).  Section 6.11 of the Credit Agreement is amended and restated to read as follows:

6.11           EBITDA.  Borrower shall not permit EBITDA, calculated as of the end of each fiscal quarter, to be less than Thirty-Five Million Dollars ($35,000,000) for such quarter.

1.5 Section 6.12 (Leverage Ratio).  Section 6.12 (Net Worth) of the Credit Agreement is deleted and replaced with the following Section 6.12 (Leverage Ratio):

6.12           Leverage Ratio.   Borrower shall not permit the Leverage Ratio, calculated as of the end of each fiscal quarter, to be greater than 2.0:1.0.

1.6 Section 6.13 (Liquid Assets).  Section 6.13 of the Credit Agreement is amended and restated to read as follows:

6.13           [Intentionally Omitted].

1.7 Section 6.14 (Operating Lease Obligations).  Section 6.14 of the Credit Agreement is amended and restated to read as follows:

6.14           [Intentionally Omitted].

1.8 All references to Section 6.13 set forth in Sections 6.7, 6.9 and 6.10 of the Credit Agreement are deleted.

1.9 Exhibit A (Listing of Subsidiaries, Significant Domestic Subsidiaries, Significant Foreign Subsidiaries) to the Credit Agreement is amended and restated as set forth on Exhibit A attached hereto.

1.10 The form of Compliance Certificate attached to the Credit Agreement as Exhibit B is amended and restated as set forth on the form attached to this Amendment as Exhibit B.

2.    CONDITIONS PRECEDENT

The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

2.1 Amendment Documentation.  Borrower shall have delivered or caused to be delivered to Bank, at Borrower's sole cost and expense, the following, each of which shall be in form and substance satisfactory to Bank:

(a) This Amendment duly executed by Borrower;

(b) A Second Amended and Restated Revolving Note in the principal amount of $40,000,000 duly executed by Borrower;

(c) A fee letter providing for payment of an amendment fee to Bank (the "Fee Letter"), duly executed by Borrower; and

(d) Such additional agreements, certificates, reports, approvals, instruments, documents, consents and/or reaffirmations as Bank may reasonably request.

2.2 No Default.  No Default or Event of Default shall have occurred and be continuing.

2.3 No Material Adverse Change.  No material adverse change shall have occurred in the business, property, operations, prospects or condition (financial or otherwise) of Borrower and its Subsidiaries since December 31, 2012.  No litigation shall be pending that could reasonably be expected to result in such a material adverse change.

3.   REPRESENTATIONS AND WARRANTIES.  Borrower hereby reaffirms and restates as of the date hereof, all of the representations and warranties made by Borrower in the Credit Agreement and the other Loan Documents, except to the extent such representations and warranties specifically relate to an earlier date.  Borrower hereby represents and warrants to Bank that (a) the execution, delivery and performance of this Amendment has been duly authorized by its board of directors (or equivalent governing body), (b) no consents are necessary from any third person for the execution, delivery or performance of this Amendment which have not already been obtained and a copy thereof delivered to Bank, and (c) this Amendment constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except to the extent that the enforceability thereof against it may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally or by equitable principles of general application (whether considered in an action at law or in equity).

4.     MISCELLANEOUS

4.1 Recitals Incorporated.  The Recitals set forth above are incorporated into and are made a part of this Amendment.

4.2 Costs and Expenses; Amendment Fee.  In addition to the Obligations of Borrower under the Credit Agreement, Borrower agrees to pay (a) all costs and expenses (including without limitation reasonable attorneys' fees) expended or incurred by Bank in connection with the negotiation, documentation and preparation of this Amendment and any other documents executed in connection herewith, and in carrying out the terms of this Amendment, whether incurred before or after the effective date hereof, and (b) the amendment fee as set forth in the Fee Letter.

4.3 Integration; Interpretation.  The Loan Documents, including this Amendment and the documents, instruments and agreements executed in connection herewith, contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated herein and supersede all prior negotiations, discussions and correspondence.

4.4 Counterpart Execution.  This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Execution and delivery of this Amendment by facsimile transmission or electronic mail shall be equally as effective as delivery of a signed original of this Amendment.

4.5 Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of California.

4.6 Non-Impairment of Loan Documents.  On the date all conditions precedent set forth herein are satisfied in full, this Amendment shall be a part of the Credit Agreement.  Except as expressly provided in this Amendment or in any other document, instrument or agreement executed in connection herewith, all provisions of the Loan Documents remain in full force and effect, and Bank shall continue to have all of its rights and remedies under the Loan Documents.

4.7 Phone People Holdings Corporation.  Borrower and Bank acknowledge that Phone People Holdings Corporation, formerly a Guarantor, has been merged with and into Borrower.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first set forth above.

j2 GLOBAL, INC.		UNION BANK, N.A.

By:	/s/ Kathleen Griggs	By:	/s/ James Heim
	Kathleen Griggs		James Heim
	Chief Financial Officer		Vice President